Exhibit 99.1

             Brooke Corporation Subsidiary Releases October Results

    OVERLAND PARK, Kan., Dec. 9 /PRNewswire-FirstCall/ -- Shawn Lowry, President of Brooke Corporation's (Amex: BXX) franchise subsidiary, announced that in the month of October, 2003, Brooke Franchise Corporation assisted franchisees and others in the acquisition of five insurance agencies in the states of Texas, Florida, Georgia, and Illinois.

    Lowry stated, "As a result of these acquisitions, Brooke Franchise Corporation received $387,984.00 in consulting fees and added a total of two new franchise locations."

    To help observers put the October expansion in perspective, Lowry noted that eight new franchise locations were added in September, 2003, resulting in associated consulting fees of $1,374,087, and three new franchise locations were added in August of 2003 resulting in associated consulting fees of $747,517.

    About our company ...  Brooke Corporation is listed on the American Stock
Exchange under the symbol of BXX.   Through subsidiaries, the company
distributes insurance and financial services through a network of 218 franchisee locations and has originated more than $100,000,000 in loans which have been sold to participating lenders or to investors through asset backed securitizations. A company subsidiary also sells insurance on a wholesale basis through its franchisees and others. The company believes that franchisees, as local business owners, distribute "one-on-one sales" based services, such as insurance, more efficiently than others.

    Email Distribution ... If you would like to receive electronic press release information directly from Brooke Corporation then please email investments@brookecorp.com and provide your email address.

    This press release may contain forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and several factors could cause actual results to differ materially from those in the forward-looking statements. The following factors, among others, could cause actual results to differ from those indicated in the forward-looking statements: uncertainties associated with market acceptance of and demand for the Company's products, impact of competitive products and pricing, dependence on third party suppliers and their pricing, ability to meet product demand, exposure to market risks, uncertainties associates with the development of technology, changes in the law, and the dependence on intellectual property rights. Investors are directed to the Company's most recent annual and quarterly report, which is available from the Company without charge for a more complete description of the Company's business.

SOURCE  Brooke Corporation
    -0-                             12/09/2003
    /CONTACT: Michele Friscia, National Sales of Brooke Corporation, +1-800-642-1872) Ext. 132, frism@brookecorp.com /
    /Web site:  http://www.brookecorp.com /
    (BXX)

CO:  Brooke Corporation; Brooke Franchise Corporation
ST:  Kansas
IN:  FIN INS
SU:  ERN